Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 18 DATED APRIL 3, 2025

TO THE PROSPECTUS DATED APRIL 11, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 11, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the acquisition of a multifamily property.

Acquisition of a multifamily property

On March 25, 2025, we acquired a 133-unit, adaptive reuse, Class-A multifamily property, located in the intown neighborhood of Little Five Points in Atlanta, Georgia. The total purchase price was $34.8 million, exclusive of closing costs. In connection with the acquisition, we assumed a $15.2 million mortgage loan, which bears interest at 3.95% and is amortized on a 30-year schedule with 2.4 years of remaining term.